Exhibit 4.55

[Translation of Chinese Original]

Loan Agreement

This Loan Agreement (the “Agreement”) is entered into in Beijing as of July 11, 2011 by and between

(1) Beijing Super TV Co., Ltd., with its registered address at 4-406 Jingmeng High-Tech Building B, No. 5-2 Shangdi East Road, Haidian District, Beijing(the “Lender”); and

(2) Tianxing Wang, with his address at [                    ] (the “Borrower”).

The Lender and the Borrower are hereinafter referred to respectively as the Party and together as the Parties.

Through consultation, the Parties agree as follows:

1.	The Loan

1.1	The Lender agrees to provide to the Borrower a loan of RMB46,855,328 (of which RMB38,590,728 is to be used for subscribing the increase of registered capital of Beijing Novel-Super Digital TV Technology Co., Ltd. in 2011, and RMB8,264,600 is to be used by the Borrower to substitute Junming Wu, a former shareholder of Beijing Novel-Super Digital TV Technology Co., Ltd., for the loan therebetween.). The term of the loan is 10 years, and may be extended upon agreement by the Parties.

1.2	The Lender agrees that it shall, subject to satisfaction of all conditions under Section 2 and within 20 days after receipt of the Borrower’s written notice demanding the loan, remit the money on a lump-sum basis to the account designated by the Borrower. The Borrower shall render a payment confirmation to the Lender on the date of receipt of the loan.

1.3	The Lender and the Borrower agree that the loan hereunder is interest free.

2.	Representations and Warranties

2.1	For the period of performance of this Agreement, the Borrower represents and warrants to the Lender that

(a)	the Borrower has full capacity and authority to enter into and perform this Agreement;

(b)	the Borrower’s entering into and performing this Agreement do not violate any laws, regulations or any approval, authorization or circular or other document of the government binding on or affecting the Borrower, nor do they breach any agreement entered into, or any commitment made, by the Borrower with or to any third party; and

(c)	this Agreement constitutes a valid and enforceable one binding on the Borrower upon its execution.

2.2	For the period from the date of execution to the termination of this Agreement, the Lender represents and warrants that

(a)	the Lender is a limited liability company incorporated and existing under laws of China;

(b)	the Lender has full capacity and authority to enter into and perform this Agreement; the Lender’s entering into and performing this Agreement accord with the provisions of the articles of association or any other organizational document of the Lender; the Lender has obtained all approvals and authorizations as necessary for it to enter into and perform this Agreement;

(c)	the Lender’s entering into and performing this Agreement do not violate any laws, regulations or any approval, authorization or circular or other document of the government binding on or affecting the Lender, nor do they breach any agreement entered into, or any commitment made, by the Lender with or to any third party;

(d)	this Agreement constitutes a valid and enforceable one binding on the Lender upon its execution; and

(e)	The Lender has obtained and finished all government’s approvals, authorizations, licenses, registrations and filing for record as required for it to conduct business according to its business license and own its assets.

3.	Liability for Default

If the Borrower fails to repay the loan according to this Agreement, he shall pay overdue interest on the unpaid amount at a rate of 0.02% for each day of delay, until the Borrower repays all loan principal, overdue interest and other amounts.

4.	Confidentiality

The Parties acknowledge and confirm that all oral communication and materials in writing exchanged between each other with regard to this Agreement are confidential information. Each Party shall keep confidential all those information and, without written consent of the other, may not disclose any of them to any third party, unless (a) any confidential information is already or will be in the public domain (other than the information disclosed to the public by the party receiving information without permission); (b) any confidential information must be disclosed according to any applicable laws or regulations; or (c) information concerning the transaction hereunder and required to be disclosed by either party to its legal or financial consultant, who shall also abide by obligations of confidentiality similar to this Article. Disclosure of information by any personnel of or any institution retained by any Party shall be deemed as disclosure of information by that Party, and that Party shall be liable for such breach.

5.	Governing Law and Disputes

5.1	The conclusion, validity, interpretation, performance, modification and termination of this Agreement shall be governed by laws of China.

5.2	Any dispute arising out of or relating to interpretation or performance of this Agreement shall be settled through negotiations in good faith by the Parties. If the dispute cannot be settled through negotiations within 30 days after any Party gives to the other a written request for settlement through negotiations, any Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration thereby in accordance with its arbitration rules then in effect. The place of arbitration is Beijing. The arbitral award shall be final and binding on both Parties.

5.3	When any dispute arises from the interpretation or performance of this Agreement and during the arbitration of such dispute, the Parties shall continue to exercise and perform their respective rights and obligations hereunder other than those under dispute.

6.	Miscellaneous

6.1	This Agreement shall become effective on the date when it is signed by both Parties and expire on the date when the Parties have fulfilled their respective obligations hereunder.

6.2	This Agreement is in duplicate, with each Party holding one counterpart. The two counterparts shall have the same force and effect.

6.3	The Parties may modify and supplement this Agreement through agreement in writing. The amendments and/or supplementary agreements made by the Parties to this Agreement form an integral part of this Agreement and shall have the same force and effect as this Agreement.

6.4	The invalidity of any part of this Agreement shall not prejudice or affect the validity of the remainder of this Agreement.

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The Lender: Beijing Super TV Co., Ltd.

(Seal)

Authorized Representative:	/s/ Jianhua Zhu

The Borrower: Tianxing Wang

Signature:	/s/ Tianxing Wang

July 11, 2011

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